Exhibit 99.1

Aqua Metals Announces Change to Executive Management Team

Appoints Mark Weinswig as Chief Financial Officer

ALAMEDA, Calif., July 31, 2017 - Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, today announced that Mark Weinswig has joined the executive team and will become Chief Financial Officer, effective August 10, 2017. As CFO, Mr. Weinswig will succeed Thomas Murphy, who is retiring from the position. Mr. Murphy will continue as a consultant to the company on a number of matters and to ensure a smooth transition.

Mr. Weinswig joins Aqua Metals with extensive strategic and operational financial leadership, including nearly 20 years with technology manufacturing companies. He served as CFO at Emcore from 2010 to 2016, where he restructured the company and was instrumental in improving financial results. From 2006 to 2010 he was first Director of Finance/Business Unit Controller and then International Financial Controller for Coherent. Previously, he held several senior financial positions at Oclaro from 2000 to 2009. He began his career on Wall Street, working for Morgan Stanley and PricewaterhouseCoopers. Mr. Weinswig holds an MBA from Santa Clara University and a BS in Accounting from Indiana University.

“On behalf of our board and management team, I welcome Mark to Aqua Metals,” said Dr. Stephen Clarke, Chairman and CEO. “Mark has exceptional financial and operational experience with technology manufacturing companies and a strong track record of driving profitable growth and meeting financial goals. I would like to thank Thomas Murphy for his leadership and contributions since the founding of our company in 2014, and wish him well in his retirement.”

“It been an incredible journey with Aqua Metals and I am proud of what we achieved, as well as how quickly we achieved it – thanks to the entire Aqua Metals team,” said Thomas Murphy. “As the Company moves out of startup stage, Mark is the right person to help propel the Company to the next level. I remain committed to helping Aqua Metals in my new role as a consultant.”

“It is a tremendous opportunity to join Aqua Metals at such an exciting time,” said Mark Weinswig. “I am fully committed to helping Aqua Metals achieve its financial and operational goals as the company transitions from development stage to revenue-producing operations. I look forward to working with the team to promote growth and drive maximum value for our shareholders.”

About Aqua Metals
Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the strength and efficacy of its portfolio of patent applications and issued patent, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk no further patents will be issued on our patent applications or any other application that we may file in the future or that, if such patents are issued, they will be sufficiently broad to adequately protect our technology, (2) the risk that our initial patent and any other patents that may be issued to us may be challenged, invalidated, or circumvented, (3) the risk that our initial patent and other any patents that may be issued to us may be may not stop a competitor from illegally using our patented processes and materials, (4) the fact that the Company only recently commenced revenue producing operations, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (5) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-K filed on March 2, 2017. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Aqua Metals Media Relations:

Kimberly Setliff

Senior Vice President

415-977-1942

aquametals@antennagroup.com

Aqua Metals Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us